EXHIBIT 99

News Contact: Bill Ulland Chairman, President & CEO	For Immediate Release March 23, 2006

(218) 628-2217

IKONICS and Imaging Technology International Agree on Development Program for New Inkjet Technology

DULUTH, MN — IKONICS Corporation, a Duluth based imaging technology company, announced today that it has joined with Imaging Technology International (iTi) in a joint development agreement to create a unique inkjet system based on iTi’s equipment technology and IKONICS’ substrate technology.

Bill Ulland, IKONICS’ CEO, said that the project was proceeding on schedule and that IKONICS has filed for a patent. “If successful, this technology could make IKONICS a leader in a new application for digital printing. Success, however, is far from assured and no income is anticipated before 2007,” Ulland said.

IKONICS also announced that it had elected for an early exercise of its warrants to buy an additional 33,333 shares of stock in iTi. The price per share is $7.50 and, as consideration for the early exercise, IKONICS was granted warrants to buy an additional 8,333 shares at $8.50 per share. iTi is a recognized leader in the development, design and production of innovative industrial inkjet systems.

“In addition to being a strategic investment, we believe iTi is a good financial investment with many exciting projects in development and a list of blue chip customers,” said Ulland.

This press release contains forward-looking statements regarding sales, net earnings, and new products that involve risks and uncertainties. The Company’s actual results could differ materially as a result of domestic and global economic conditions, competitive market conditions, acceptance of new products, the ability to identify and make suitable acquisitions, as well as the factors described in the Company’s Form 10-KSB, Forms 10-QSB and other reports on file with the SEC.